EXHIBIT 99.1

For Immediate Release

CROWN MEDIA ANNOUNCES CORPORATE RESTRUCTURING
TO IMPROVE EFFICIENCIES IN OPERATIONS AND
REALIZE SIGNIFICANT COST SAVINGS

Increased Emphasis on the US and
Most Successful International Operations

GREENWOOD VILLAGE, CO — October 7, 2002 — Crown Media Holdings, Inc. (NASDAQ:CRWN), announced today that it is undertaking a major restructuring of the operation of its channels broadcast in the U.S. and in over 110 international markets in order to concentrate its efforts on the U.S. market and its most successful international territories. The measures taken by the Company will facilitate its plan to achieve EBITDA breakeven in the second half of 2003.

The Company intends to implement this restructuring internationally by eliminating centralized oversight and non-technical support functions currently located in the Company’s offices in Denver, Los Angeles, New York and Miami. Decentralization will occur in two ways. In the offices overseeing Europe, the Middle East and Africa (“EMEA”) and Asia Pacific, regional staff will assume responsibility for localized programming, acquisitions, marketing and advertising sales. In Latin America, the Company plans to enter into a strategic alliance with a local distribution partner who, under Crown Media’s direction, will manage the Company’s operations in this region.

Crown Media will continue to distribute the Hallmark Channel with its high quality family programming to its global subscriber base of over 95 million homes. The Company will aggressively pursue further growth opportunities to increase its existing subscriber base of 47 million homes in the U.S., where the channel has been the fastest growing cable network since its relaunch one year ago. In addition, the Company will continue to increase its distribution on a selective basis in international markets, where the channel currently reaches another 48 million subscribers.

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On completion of the restructuring in the first quarter of 2003, Crown Media expects a net reduction in its workforce of approximately 30% or 130 positions. Reflecting the restructuring, the Company plans to record a charge of approximately $20 million during the fourth quarter of 2002. This charge will be comprised of a cash charge of approximately $5 million for severance costs and a non-cash charge of approximately $15 million to record a writedown related to satellites and facilities impairments and exit costs. In addition, Crown Media plans to record a non-cash charge in the same quarter of $55-$60 million related to certain programming reflecting the refinement of the channel’s programming strategy. As compared to 2002, the Company expects to reduce operating costs by a total of $25 million, comprised primarily of decreases in amortization and expenditures for overhead, satellite leasing, marketing and programming.

“In response to the realities of today’s international marketplace, we must focus on those regions where our channel has met with the greatest success, allowing us to maximize subscriber fee and advertising revenue growth” stated David Evans, President and CEO of Crown Media. “In markets which are experiencing challenging economic times, we will reposition our feeds and structure the channel to maintain our presence until advertising gains can be made. The goals of the realignment of our channel internationally are to provide an enhanced product to our distributors, advertisers, and subscribers via localization, maintain our subscriber base, and generate significant cost savings. On a consolidated Crown Media basis, we remain committed to meeting our goal of achieving EBITDA breakeven in the second half of 2003.”

The Company will be expanding its U.K. office to support its operations in EMEA, where the Hallmark Channel currently reaches over 18 million subscribers. As one of the fastest growing channels in the U.K., now within the top ten among satellite and cable networks, the U.K. channel has achieved significant growth in ratings, subscribers and advertising revenue. The Company will continue to pursue increased distribution opportunities throughout EMEA.

In Latin America, where the channel has over 11 million subscribers, the Company plans to operate through a strategic relationship with a local distributor, while maintaining oversight of the channel through the local Crown Media team. This will enable Crown Media to significantly reduce its staffing in this region, while benefiting from the in-market presence, expertise in the market and economies of scale afforded by a local operator. In addition, the Company believes it will be in a more favorable position to continue distributing its channel in the challenging economic environment currently existing in this region.

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The Hallmark Channel in Asia, with nearly 19 million subscribers, will continue to be delivered to all existing territories, while the number of individual feeds will be reduced from six to four. Crown Media will continue its distribution to Australia via its relationship with Foxtel, Australia’s leading pay television service.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. and in more than 110 countries. The combined channels have over 95 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., DIRECTV, Inc., VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition, and J.P. Morgan Partners (BHCA), LLC.

For additional information, please contact:
 Mindy Tucker
Vice President, Corporate Development
212.445.6788
mindytucker@hallmarkchannel.com

Media:
 Paul Nichols
The Lippin Group
323.965.1990
pnichols@lippingroup.com

Charlie Dougiello
The Lippin Group/NY
212.986.7080
charlie@lippingroup.com

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